December 7, 2010

Platinum Merger Sub, Inc.
c/o Stefanini IT Solutions, SA
Avenida Brigadeiro Faria Lima, 1355, 19th Floor
São Paulo SP 001452-002
Brazil

Re:           Term Loan Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to Platinum Merger Sub, Inc., a Delaware corporation (the “Acquisition Company”), a term loan facility on the terms and subject to the conditions set forth below.  Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.           The Facility.

(a)
The Term Borrowing.  Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan (the “Loan”) to the Borrower on the Closing Date in an amount equal to $30,000,000.  Amounts borrowed under this Section 1(a) and repaid or prepaid may not be reborrowed.  The commitment of the Lender to make the Loan shall terminate upon the earlier to occur of (i) the Closing Date and (ii) 12:00 noon on December 30, 2010.

(b)
Borrowing and Conversions.  Notwithstanding any contrary provision contained herein, the borrowing of the Loan on the Closing Date shall be made at the Base Rate.  Such borrowing and any conversion of the Loan from one Type to the other shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone if promptly confirmed in writing in a Loan Notice.  Each such notice must be received by the Lender not later than 10:00 a.m. (i) on the Closing Date, in the case of the borrowing of the Loan; and (ii) three Business Days prior to the requested date of any conversion of the Loan from one Type to the other.  Each conversion to Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each such notice (whether telephonic or written) shall specify (1) whether the Borrower is requesting the borrowing of the Loan on the Closing Date or a conversion of the Loan from one Type to the other; (2) if applicable, the requested date of any conversion (which shall be a Business Day); (3) the principal amount of the Loan to be borrowed or converted; (4) if applicable, the Type of Loan to be converted; and (5) the Borrower’s account information.

Platinum Merger Sub, Inc.
December 7, 2010

(c)	Interest. At the option of the Borrower, the Loan shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus 0.45%; or (ii) the Base Rate plus 0.45%.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of each Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date.  If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date any principal amount of the Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate.  Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of the Loan at a rate per annum equal to the Default Rate.  Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)
Evidence of Loans.  The Loan and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided that, upon the request of the Lender, the Loan may be evidenced by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records.  Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loan and payments thereon.  Any failure to record the Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

Platinum Merger Sub, Inc.
December 7, 2010

(e)	Repayment. The Borrower promises to pay all of the Loan then outstanding on the Maturity Date.

The Borrower shall make all payments required hereunder not later than 11:00 a.m. on the date of payment in same day funds in Dollars at the Lender’s Office.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof.  The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

(f)
Prepayments.  The Borrower may, upon three Business Days’ notice received by the Lender not later than 10:00 a.m., in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay the Loan on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment.  Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid.  Prepayments of Eurodollar Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Prepayments of Base Rate Loans must be in a principal amount of at least $5,000,000 or, if less, the entire principal amount thereof then outstanding.

Notwithstanding any contrary provision contained herein, the Borrower shall promptly prepay in full in cash all of the outstanding Loan, together with accrued and unpaid interest thereon, if the Merger has not occurred on or prior to April 1, 2011.

2.	(a)	Conditions Precedent to Loan. The obligation of the Lender to make the Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(i)	The Lender must receive the following from the Borrower, in each case in form and substance satisfactory to the Lender:

Platinum Merger Sub, Inc.
December 7, 2010

(A)	executed counterparts of this Agreement, duly executed by (1) a Responsible Officer of, and delivered on behalf of, the Borrower, and (2) the Guarantors;

(B)	a properly completed Loan Notice, requesting the borrowing of the Loan at the Base Rate and delivered on the Closing Date in accordance with Section 1(b) above;

(C)
such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(D)	such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed;

(E)
a certificate signed by a Responsible Officer of the Borrower certifying that (1) each representation and warranty set forth in Section 3 below is true and correct in all material respects as of the Closing Date and (2) the Borrower is Solvent after giving effect to the Loan;

(F)	a favorable opinion of DLA Piper LLP (US), counsel to the Borrower, addressed to the Lender, as to such matters concerning the Borrower and the Loan Documents as the Lender may reasonably request;

(G)	if requested by the Lender, a promissory note as contemplated in Section 1(d) above;

(H)	the SBLC in original form, as properly issued by MLIB; and

(I)	such other documents and certificates (including legal opinions) as the Lender may reasonably request.

(ii)	The Lender shall have received all fees (including all legal fees) and expenses required to be paid on or before the Closing Date.

Platinum Merger Sub, Inc.
December 7, 2010

(iii)
All governmental and third party approvals necessary or advisable in connection with the Tender Offer and the Merger, the transactions contemplated by the Loan Documents and the continuing operations of the Acquisition Company, the Target and their respective subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Tender Offer or the Merger or the financing thereof.  The Tender Offer and the Merger shall not violate or conflict with any applicable law, statute, rule or regulation or result in a default under any material agreement of the Acquisition Company, the Target or any of their respective subsidiaries.

(iv)
There shall exist no pending or threatened litigation, proceedings or investigations which (A) could reasonably be expected to prevent or otherwise adversely impact the consummation of the Tender Offer or the Merger or (B) could reasonably be expected to have a Material Adverse Effect on the Acquisition Company, the Target or any of their respective subsidiaries.

(v)
The Lender shall be satisfied that the Tender Offer, the Merger and the transactions contemplated by the Loan Documents shall, in all respects, comply with applicable margin regulations (Federal Reserve Board Regulations T, U and X).

(b)	Conditions to Each Conversion. As a condition precedent to each conversion of any Loan:

(i)	The Borrower must furnish the Lender with a Loan Notice in accordance with Section 1(b) above;

(ii)	each representation and warranty set forth in Section 3 below shall be true and correct in all material respects as if made on the date of such conversion; and

(iii)	no Default shall have occurred and be continuing on the date of such conversion.

Platinum Merger Sub, Inc.
December 7, 2010

Each notice of conversion shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3.	Representations and Warranties. The Borrower represents and warrants that:

(a)
Existence and Qualification; Power; Compliance with Laws.  It (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of the State of Delaware; (ii) has the power and authority and the legal right to (A) own and operate its properties, to lease the properties it operates and to conduct its business and (B) execute, deliver and perform its obligations under the Loan Documents; (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; and (iv) is in compliance with all applicable laws and regulations, except in each case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)
Authorization; Enforceable Obligations; No Contravention.  The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Borrower’s organic documents and will not result in the breach of or constitute a default under, or result in the creation of a Lien or require a payment to be made under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected.

(c)	No Default. No Default has occurred and is continuing.

(d)	Use of Proceeds. The proceeds of the Loans will be used solely to purchase Shares in connection with the Tender Offer.

(e)
Full Disclosure.  No statement (whether written or oral) made by or on behalf of the Borrower to the Lender in connection with this Agreement (including the negotiation hereof), or in connection with the Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading.

Platinum Merger Sub, Inc.
December 7, 2010

(f)	Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth beneath its signature below.

4.	Covenants. So long as principal of and interest on the Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied:

(a)           Affirmative Covenants.  The Borrower shall:

(i)	preserve and maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business;

(ii)	comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities;

(iii)
pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(iv)	maintain all of its properties owned or used in its business in good working order and condition ordinary wear and tear excepted; and

(v)
following the consummation of the Merger, deliver to the Lender, in each case for the Borrower and its Subsidiaries on a consolidated basis, (A) audited financial statements, within 90 days following the end of each fiscal year of the Borrower, and (B) unaudited financial statements, within 45 days following the end of the first six months of each fiscal year of the Borrower.

(b)	Negative Covenants. The Borrower shall not:

(i)	create, incur, assume or suffer to exist any indebtedness, other than:

(A)	prior to the consummation of the Merger, indebtedness under (1) the Loan Documents and (2) the HSBC Credit Agreement; and

(B)
following the consummation of the Merger, (1) indebtedness of the Borrower in existence at the time of the Merger, (2) indebtedness of the Borrower incurred in the ordinary course of business in a manner consistent with historical practice, and (3) Permitted Other Indebtedness; provided that, for purposes of this clause (B)(3), both before and immediately after giving effect to the incurrence of such Permitted Other Indebtedness, no Default or Event of Default shall have occurred and be continuing; or

Platinum Merger Sub, Inc.
December 7, 2010

(ii)
create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens on or in respect of (A) the Shares and (B) indebtedness permitted pursuant to Section 4(b)(i) above; or

(iii)	prior to the consummation of the Merger, make any Investments, except for (A) the purchase of the Shares and (B) Investments consisting of cash and cash equivalents; or

(iv)
other than in connection with the Merger, merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that the Borrower shall not be prohibited from selling the Shares for fair value cash consideration; or

(v)	prior to the consummation of the Merger, engage in any business activity other than in connection with the Borrower’s purchase and continuing ownership of the Shares; or

(vi)	prior to the consummation of the Merger, permit any material modification of the documentation in respect of the Tender Offer or the Merger, without the prior approval of the Lender; or

(vii)
sell, transfer, lease or otherwise dispose of, or grant to any Person options, warrants or other rights with respect to any of its properties or assets, other than (A) any such transaction with respect to the Shares or (B) transactions in the ordinary course of business in a manner consistent with historical practice; or

(viii)	declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or sell any of its equity interests; or

Platinum Merger Sub, Inc.
December 7, 2010

(ix)
enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Affiliate as would be obtainable by the Borrower or such Affiliate at the time in a comparable arm’s length transaction with a Person other than an Affiliate; or

(x)
enter into any contractual obligation (other than this Agreement, any other Loan Document and the HSBC Credit Agreement) that limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of the Borrower (other than Liens in respect of the Shares); or

(xi)	permit the Shares to be pledged to, or held in any securities account or other account that is pledged to, MLIB as support for the SBLC.

5.	Events of Default. The following are “Events of Default”:

(a)	The Borrower fails to pay any principal of the Loan as and on the date when due; or

(b)
The Borrower fails to pay any interest on any Loan, or any commitment fee due hereunder, or any portion thereof, within three days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five days after the date due; or

(c)	The Borrower fails to perform or observe any term, covenant or agreement contained in Section 4 above; or

(d)
The Borrower fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(e)
Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Guarantor herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

Platinum Merger Sub, Inc.
December 7, 2010

(f)
The Borrower or any of its Subsidiaries (i) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) or guaranty obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)
The Borrower, any of its Subsidiaries or any Guarantor institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower, such Subsidiary or such Guarantor and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to the Borrower, any of its Subsidiaries or any Guarantor or to all or any material part of the Borrower’s, such Subsidiary’s or such Guarantor’s property is instituted without the consent of the Borrower, such Subsidiary or such Guarantor and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h)	The Borrower or any Guarantor is unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(i)
One or more final judgments against the Borrower or any of its Subsidiaries is entered for the payment of money in an aggregate amount (as to all such judgments) in excess of $3,500,000 and such judgment remains unsatisfied without procurement of a stay of execution within 10 calendar days after the date of entry of judgment; or

Platinum Merger Sub, Inc.
December 7, 2010

(j)
Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, illegal, invalid or unenforceable in any respect; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)
The SBLC, at any time after its issuance and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect, is declared by a court of competent jurisdiction to be null and void, illegal, invalid or unenforceable in any respect, or be subject to any court order or injunction with respect to any payment or draw on or in respect thereof; or MLIB denies that it has any or further liability or obligation under, or purports to revoke, terminate or rescind, the SBLC; or

(l)           A Change of Control occurs.

Upon the occurrence of an Event of Default, the Lender may declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.	Guaranty Provisions.

(a)	Each Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably, as primary obligor and not merely as surety:

(i)
guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in this Agreement after the occurrence of any Default set forth in Section 5 above, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, reimbursement obligations, expenses, indemnities, or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

Platinum Merger Sub, Inc.
December 7, 2010

(ii)	indemnifies and holds harmless the Lender for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lender in enforcing any rights under this Guaranty;

provided that each Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount; and provided, further, that the foregoing sentence is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this paragraph with respect to such maximum amount, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.  Each Guarantor agrees that the Obligations may at any time and from time to time exceed the maximum amount of liability that can be incurred by each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond the maximum amount of liability that can be incurred by such Guarantor.

This Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that the Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower, any Guarantor or any other Person before or as a condition to the obligations of such Guarantor hereunder.

Platinum Merger Sub, Inc.
December 7, 2010

(b)
This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date has occurred.  The liability of each Guarantor is continuing and relates to any Obligation, including that arising under successive transactions which shall either continue the Obligations or from time to time renew such Obligations after they have been satisfied.  Each Guarantor jointly and severally guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto.  The liability of each Guarantor under this Guaranty shall be joint and several, absolute, unconditional and irrevocable irrespective of:

(i)	any lack of validity, legality or enforceability of any Loan Document;

(ii)
the failure of the Lender (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any Guarantor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any Guarantor) of, or collateral securing, any Obligations;

(iii)
any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation; by operation of law or otherwise and to the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such extension, compromise or renewal even though that such extension, compromise or renewal may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any other Guarantor or any security;

Platinum Merger Sub, Inc.
December 7, 2010

(iv)
any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(v)	any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(vi)
any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor (including a Guarantor hereunder) of the Obligations, or any surrender, release, invalidity or non-perfection of any collateral, or any amendment to or waiver or release of or addition to, or consent to or departure from, any other guaranty held by the Lender securing any of the Obligations;

(vii)	any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Obligations;

(viii)
any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any Guarantor, or their assets or any resulting release or discharge of any obligation of the Borrower or any Guarantor; or

(ix)	any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any Guarantor, any surety or any other guarantor.

(c)
Each Guarantor hereby irrevocably waives (i) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Platinum Merger Sub, Inc.
December 7, 2010

(d)
If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

(e)
No Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Termination Date.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Obligations, whether matured or unmatured.

(f)
In the event of the death of any Guarantor, the liability of the estate of such deceased Guarantor shall continue in full force and effect as to (i) the Obligations existing at the date of death, and any renewals or extensions thereof.  As to all surviving Guarantors, this Guaranty shall continue in full force and effect after the death of a Guarantor.

(g)	If, and to the extent that, Brazilian law shall be deemed to apply to any or all of the Guarantors’ obligations hereunder, for those purposes:

(i)
the Guarantors agree that their obligations to make payment hereunder shall be deemed to be a first demand obligation (garantia exigível à primeira demanda) to fulfill and comply with, as a joint and several responsibility (responsabilidade solidária), all of the outstanding obligations assumed by the Borrower under the Agreement, in the capacity of a “FIADOR E PRINCIPAL PAGADOR, solidariamente responsável” with the Borrower, in connection therewith.  In addition, for such purposes, the Guarantors hereby expressly (A) waive and renounce the benefit of order (benefício de ordem) of demanding and rights provided by the Brazilian Civil Code (Law 10,406/02), specifically in accordance with Articles 827 et seq. of the Brazilian Civil Code and (ii) recognize that this Guaranty shall not be considered as a limited instrument of guarantee, for the purposes of Article 822 of the Brazilian Civil Code;

Platinum Merger Sub, Inc.
December 7, 2010

(ii)
the Guarantors expressly waive the benefits set forth in Articles 366, 831, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code (Law 10.406/02), and Article 595 of the Code of Civil Procedure (Law 5,869/73); and

(iii)
for purposes hereof and to the extent it is required pursuant to the applicable law now existing or that may be enacted at any time hereafter, each of the Guarantors hereby (A) represents that it has obtained and/or (B) undertakes to promptly obtain the relevant authorizations and/or licenses from, and to effect the relevant registrations with, the relevant government bodies and agencies (including, but not limited to, the Central Bank of Brazil and the Federal Revenues Office) in connection with the execution of this Agreement, the guaranty hereunder and the remittance of any payments by the Guarantors of any amounts under this Agreement to the Lender.

7.	Miscellaneous.

(a)
All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

(b)	Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(c)	The Borrower shall be obligated to pay all Breakage Costs.

Platinum Merger Sub, Inc.
December 7, 2010

(d)
If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender’s obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(e)
The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

(f)
No amendment or waiver of any provision of this Agreement or of  any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(g)
Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party.  Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete.  All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt.  Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Section 1(b) hereof shall be effective only upon receipt.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

Platinum Merger Sub, Inc.
December 7, 2010

The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings and conversions) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(h)
This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder.  The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower.  The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment.  All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(i)
The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by the Lender in connection with the preparation and enforcement of this Agreement or any instruments or agreements executed in connection herewith.

Platinum Merger Sub, Inc.
December 7, 2010

(j)
The Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against the Lender for breach in bad faith of the Lender’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.  The agreements in this Section 7(j) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents.  All amounts due under this Section 7(j) shall be payable within ten Business Days after demand therefor.

Platinum Merger Sub, Inc.
December 7, 2010

(k)
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l)
This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(m)
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK, NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE BORROWER AND THE GUARANTORS IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO.  EACH OF THE BORROWER AND THE GUARANTORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, ANY GUARANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION (INCLUDING BRAZIL).

Platinum Merger Sub, Inc.
December 7, 2010

(n)
THE BORROWER, EACH GUARANTOR AND THE LENDER EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(o)
The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(p)
For any purposes hereof, including, but not limited to, the enforcement, collection and payment of the Loan and Guaranty in Brazil, in the Lender’s sole discretion, the parties hereto agree that (i) the Loan shall be deemed as an enforceable out-of-court debt instrument (título executivo extra-judicial), pursuant to Section 585, II, of the Brazilian Civil Procedure Code (Law 5,073/75); (ii) all amounts (including, without limitation, the principal, interests, expenses and taxes) owed by the Borrower herein shall be deemed as a net and certain debt (dívida liquida e certa) to the extent that the Lender is required to enforce, collect or defend them before any Brazilian Courts and authorities against the Borrower and/or any Guarantors.  The Borrower and the Guarantors further acknowledge and consent that any discussion or enforcement and collection of the Loan and related amounts in Brazil shall be made through an expedite enforcement claim (ação de execução) or any other means elected by the Lender, at its sole discretion; and (iii) in accordance with Section 585, § 2th, of the Brazilian Civil Procedure Code (Law 5,073/75), this Agreement complies with all the requirements of, and contains all the formalities of, the place where it has been executed.  The Borrower agrees that any evidence of payment of the principal amount due under this Agreement in the amount set forth herein, shall constitute valid and sufficient evidence of the validity and enforceability of this Agreement before any Brazilian Courts, as the case may be. Finally, the Borrower and the Guarantors agree that the Lender shall be waived to present any bonds or security, including, but not limited to, the one set forth in Article 835 of Brazilian Civil Code or any other similar, for the discussion or enforcement of this Agreement and/or the Loan before any Brazilian Courts, being agreed that the Borrower and the Guarantors hereby expressly waive any right to request the Lender to post any bond required to initiate or file lawsuits against the Borrower and/or the Guarantors in any jurisdiction.

Platinum Merger Sub, Inc.
December 7, 2010

(q)
Each Guarantor hereby irrevocably appoints the Borrower (in such capacity, the “Process Agent”) as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable Laws, the enforcement of any judgment based thereon.  Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement and the other Loan Documents, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then each Guarantor shall, by an instrument reasonably satisfactory to the Lender, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval of the Lender.  Each Guarantor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all powers of attorney and other documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

Nothing herein shall in any way be deemed to limit the ability of the Lender to serve any process or summons in any manner permitted by applicable laws or to obtain jurisdiction over any Guarantor in Brazil or any other jurisdiction, and in such manner, as may be permitted by applicable laws.

(r)
This is an international loan transaction in which the specification of Dollars and payment in New York, New York is of the essence, and the obligation of the Borrower and each Guarantor under this Agreement and the other Loan Documents to make payment to the Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any such tender or recovery the Lender may in accordance with normal banking procedures purchase Dollars in the amount originally due to it with the judgment currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Lender could purchase such sum in Dollars at New York, New York with the judgment currency on the Business Day preceding the day on which such judgment is rendered.  The obligations of the Borrower or any Guarantor in respect of any such sum due from it to the Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York, New York with the amount of the judgment currency so adjudged to be due; and each of the Borrower and the Guarantors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.  If the amount of Dollars so purchased and transferred to the Entitled Person exceeds the amount originally due to such Entitled Person, then such Entitled Person shall transfer, or caused to be transferred, to the Borrower the amount of such excess.

Platinum Merger Sub, Inc.
December 7, 2010

(s)
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned.

BANK OF AMERICA, N.A.

By:	/s/ Eduardo Henrique Schultz
Name:	Eduardo Henrique Schultz
Title:	Senior Vice President

Platinum Merger Sub, Inc.
December 7, 2010

Accepted and Agreed to as of the date first written above:

BORROWER:

PLATINUM MERGER SUB, INC.

By: /s/ Antonio Barretto
Name: Antonio Barretto
Title: Secretary
U.S. Taxpayer Identification Number:  27-3832860
Date: December 7, 2010

Witnessed by:

_________________________________	_________________________________

GUARANTORS:

/s/ Marco Antonio Stefanini
MARCO ANTONIO STEFANINI

Address:
____________________
____________________
____________________

/s/ Maria Graça Sajovic
MARIA GRACA SAJOVIC

Address:
____________________
____________________
____________________

EXHIBIT A

DEFINITIONS

Affiliate:	With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
Bank of America	Bank of America, N.A. and its successors.
Base Rate:
For any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:	A Loan bearing interest based on the Base Rate.
Borrower:	Prior to the consummation of the Merger, the Acquisition Company and, immediately upon the consummation of the Merger, the Target, as the survivor of the Merger with the Acquisition Company.
Breakage Costs:
Any loss, cost or expense incurred by the Lender (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower.  The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:
Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Lender’s Office is located or São Paulo, Brazil, and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

Change of Control:
An event or series of events by which either (a) the Guarantors or (b) Stefanini International Holdings Ltd, a company incorporated and registered under the laws of England and Wales, shall cease to own, directly or indirectly, 100% of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis.

Closing Date:	The first date all the conditions precedent in Section 2(a) are satisfied or waived by the Lender.
Code:	The Internal Revenue Code of 1986, as amended from time to time.
Control:
The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

Debtor Relief Laws:
The Bankruptcy Code of the United States, as amended from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
Default Rate:
An interest rate equal to the Base Rate plus 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan plus 2% per annum.

Dollar or $:	The lawful currency of the United States of America.

Eurodollar Rate:
(a) For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank
(b) For any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.
Event of Default:	Has the meaning set forth in Section 5.

Federal Funds Rate:
For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

Guaranty:	The Guaranty made by the Guarantors under Section 6 above in favor of the Lender.
Guarantors:	Collectively, Marco Antonio Stefanini and Maria Graca Sajovic.
HSBC Credit Agreement:	Certain documentation between the Borrower and HSBC Bank relating to certain financing arrangements entered into solely in connection with the Tender Offer.
Indemnitee:	Has the meaning set forth in Section 7(j).
Interest Period:
As to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to a Eurodollar Rate Loan and ending on the date three months thereafter; provided that:
(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)           no Interest Period shall extend beyond the Maturity Date.

Investment:
Any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person; (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

Lender’s Office:	Such address as the Lender may from time to time notify to the Borrower.
Lien:
Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

Loan Documents:	Collectively, this Agreement (including the Guaranty) and the promissory note, if any, delivered in connection with this Agreement.
Loan Notice:	A notice of the borrowing of the Loan or any conversion of the Loan from one Type to the other, in substantially the form of Exhibit C.
London Banking Day:	Any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
Material Adverse Effect:
(a) A material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

Maturity Date:	364 days from the Closing Date, or such earlier date on which the Commitment may terminate in accordance with the terms hereof.

Merger:	The merger of the Acquisition Company with and into the Target, as soon as practicable following the completion of the Tender Offer and the making of the Loan pursuant hereto.
MLIB	Merrill Lynch International Bank, London Branch, and its successors.
Obligations:
All advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and the Guarantors arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any the Borrower, any Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Permitted Other Indebtedness:
Indebtedness, other than indebtedness described in Sections 4(b)(i)(B)(1) and (2), that does not (a) have pricing terms (including interest rate, margin, original issue discount, premium, fees and default rate) that are more advantageous to the holders of such indebtedness than the terms of the Loan, or an overall yield in excess of the yield on the Loan; (b) provide for dates for payment of principal, interest, premium (if any) or fees which are earlier than such dates hereunder; (c) provide for covenants, events of default or remedies which are more restrictive on the Borrower than those set forth herein; or (d) provide for collateral securing indebtedness thereunder, in each case unless the Lender has been afforded the opportunity to amend the provisions of the Loan Documents to conform to any and all such provisions of such indebtedness in a manner that is in form and substance satisfactory to the Lender.

Person:	Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
Responsible Officer:
The chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower and, solely for purposes of the delivery of incumbency certificates pursuant to Section 2(a)(i)(C), the secretary or any assistant secretary of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment:
Any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

SBLC:	A standby letter of credit, issued by MLIB for the benefit of the Lender, with an original face amount of $30,000,000 and otherwise in form and substance satisfactory to the Lender.
Shares:	The issued and outstanding shares of common stock, $0.01 par value per share, of the Target.
Solvent:
With respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Subsidiary:
With respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Borrower.

Target:	TechTeam Global, Inc., a Delaware corporation.
Tender Offer:	The cash tender offer made by the Borrower for the Shares at a price of $8.35 per Share, pursuant to the Offer to Purchase for Cash by the Borrower, dated as of November 12, 2010.
Termination Date:	The date on which all Obligations have been paid in full in cash.
Type:	The character of the Loan as a Base Rate Loan or a Eurodollar Rate Loan.

EXHIBIT B

FORM OF PROMISSORY NOTE

$30,000,000 December 7, 2010

FOR VALUE RECEIVED, the undersigned, Platinum Merger Sub, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”) the principal sum of Thirty Million Dollars ($30,000,000) or, if less, the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to the letter agreement, dated as of even date herewith (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), between the Borrower and the Lender, on the Maturity Date.  The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided that any failure to record the Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loan evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loan prior to the maturity thereof upon the terms and conditions therein specified.

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein.  This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.

PLATINUM MERGER SUB, INC.

By:_______________________
Name:_______________________
Title:_______________________

EXHIBIT C

FORM OF LOAN NOTICE

Date:  ___________, _____

To:	Bank of America, N.A., as Lender

Ladies and Gentlemen:

Reference is made to that certain Agreement, dated as of December 7, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Platinum Merger Sub, Inc., a Delaware corporation (the “Borrower”), and Bank of America, N.A., as Lender.

The undersigned hereby requests (select one):

[  ]  A borrowing of the Loan                                                       [  ] A conversion of the Loan
1.           On                                                                 (a Business Day).

2.           In the amount of $                                                               .

3.           Comprised of                                                                .

[Type of Loan requested]

4.           The Borrower’s account information is as follows:

[BORROWER]

By:____________________
Name:____________________
Title:______________________

___________________
1           Prior to the consummation of the Merger, the Acquisition Company and, following the consummation of the Merger, the name of the surviving entity of the Merger, as successor to the Acquisition Company.